Exhibit 21

ENTERPRISE DIVERSIFIED, INC. AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

	State of Incorporation/Organization	Percentage Owned by Registrant
Bonhoeffer Capital Management, LLC	New York	100% (indirectly)
EDI Real Estate, LLC	Virginia	100% (directly)
Mt Melrose, LLC [1]	Delaware	35% [2] (directly)
Sitestar.net, Inc.	Virginia	100% (directly)
Willow Oak Asset Management, LLC	Delaware	100% (directly)
Willow Oak Asset Management Affiliate Management Services, LLC	Delaware	100% (indirectly)
Willow Oak Asset Management Fund Management Services, LLC	Delaware	100% (indirectly)
Willow Oak Capital Management, LLC	Delaware	100% (directly)

[1] Entity ceased to be a “subsidiary” of the Company (as defined in Rule 1-02(x) of Regulation S-X) effective as of June 27, 2019, upon the closing of the transactions under that certain Membership Interest Purchase Agreement between the Company and Woodmont Lexington, LLC.

[2] Ownership percentage in entity is in dispute by the Company and Woodmont Lexington, LLC. The Company maintains that its ownership percentage is 35%; Woodmont Lexington, LLC asserts that the Company’s ownership percentage is 20.8%.